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                                                                   Exhibit 3.22a

                                                            0-0347643
                                                  ------------------------------
                                                              FILED
                                                             9:00 AM

                                                            JUN 23 1994

                                                  EFFECTIVE 7-1-94 12:00:01 A.M.
                                                        RUFUS L. EDMISTEN
                                                        SECRETARY OF STATE
                                                          NORTH CAROLINA

                             STATE OF NORTH CAROLINA

                      DEPARTMENT OF THE SECRETARY OF STATE

                            ARTICLES OF INCORPORATION

                                       OF

                                  ProView, Inc.

      Pursuant to Section 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

                                   ARTICLE I.

      The name of the corporation is ProView, Inc.

                                   ARTICLE II.

      The number of shares the corporation is authorized to issue is one hundred thousand, all of one class, designated as common stock.

                                  ARTICLE III.

      The street address and county of the initial registered office of the corporation is 500 D North Poplar Street, Charlotte, North Carolina 28202, County of Mecklenburg.

                                   ARTICLE IV.

      The name of the initial registered agent is SUSAN L. MCELWAIN.

                                   ARTICLE V.

      Any person who at any time serves or has served as a director, officer, employee or agent of the corporation, or in such capacity at the request of the corporation for any other foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, shall have a right to be indemnified by the corporation to the fullest extent from time to time permitted by law in the event he is made, or is threatened to be made, a party to any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit or proceeding), whether or not brought by or on behalf of the corporation, seeking to hold him liable by reason of the fact that he is or was acting in such capacity, except for:
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      i.    acts or omissions the director at the time knew or believed were clearly in conflict with the best interests of the corporation;

      ii.   any liability for unlawful distributions under G.S. 55-8-33;

      iii. any transaction from which the director derived an improper personal benefit, which does not include a director's reasonable compensation or other reasonable incidental benefit from his or her service as a director, officer, employee, independent contractor, attorney, or consultant of the corporation; or

      iv. acts or omissions occurring prior to the effectiveness of the provisions.

      The director's, officer's, employee's or agent's rights hereunder shall, to the fullest extent from time to time permitted by law, cover (a) reasonable expenses, including without limitation, all attorney's fees actually and necessarily incurred by him in connection with any such action, suit or proceeding, (b) all reasonable payments made by him in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which he may have become liable in such action, suit or proceeding and (c) all reasonable expenses incurred in enforcing the indemnification rights provided herein.

      The Board of Directors of the corporation shall take all such action as may be necessary and appropriate to authorize the corporation to pay the indemnification required by this provision, including, without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him.

      Any person who at any time serves or has served in any of the aforesaid capacities for or on behalf of the corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the rights provided for herein. Any repeal or modification of these indemnification provisions shall not affect any rights or obligations existing at the time of such repeal or modification. The rights provided for herein shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from this provision.

      The rights granted herein shall not be limited by the provisions contained in Section 55-8-51 of the North Carolina General Statutes or any successor to such statute.


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                                   ARTICLE VI.

      The name and address of the incorporator is James E. Martin, Jr., 1115 E. Morehead Street, Charlotte, North Carolina 28204.

                                  ARTICLE VII.

      The articles will be effective as of July 1, 1994 at 12:00:01 o'clock A.M.

      This 22nd day of June, 1994.


                                        /s/ James E. Martin, Jr.
                                        ----------------------------------------
                                        James E. Martin, Jr., Attorney at Law,
                                        Incorporator


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